Exhibit 99.1

      Annapolis Bancorp Reports Strong Third Quarter Loan Growth

   Continued Margin Compression Causes Moderate Decline in Earnings

    ANNAPOLIS, Md.--(BUSINESS WIRE)--Nov. 2, 2007--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced net income of $662,000 ($0.16 per basic and diluted share) for the third quarter of 2007, a 10.5% decrease from third quarter 2006 net income of $740,000 ($0.18 per basic and diluted share).

    Compared to the first nine months of 2006, year-to-date net income declined by 10.9% to $1,893,000 ($0.46 per basic and $0.45 per diluted share) from $2,124,000 ($0.52 per basic and $0.50 per diluted share).

    "Despite the fact that earnings are down from last year's levels, we enjoyed considerable success in the third quarter growing our loan portfolio and shifting our asset mix away from overnight investments toward higher-yielding loan products," said Chairman and CEO Richard
M. Lerner. "We believe this progress should stand us in good stead as the interest rate environment normalizes and margins begin to recover."

    Total gross loans increased by $11.4 million in the third quarter, an annualized growth rate of 19.8%. At September 30, 2007, gross loans totaled $240.4 million, up $18.6 million or 8.4% from year-end 2006. Year-to-date, commercial loans grew by $4.8 million or 11.9%, and real estate loans by $11.9 million or 8.5%. Construction and installment loans were also up slightly in the first nine months of 2007. Year-to-date loan growth was funded by an $18.4 million reduction in federal funds sold balances.

    As reported in August, significant deposit growth was generated in the second quarter when the Bank introduced its new, high-yield Superior Savings Account. By September 30, 2007, Superior Savings Account balances had climbed to $31.6 million. Since the product's introduction in early April, over 1,800 new accounts have been opened with the average balance per account exceeding $17,000.

    Since year-end 2006, total deposits have increased by $28.5 million or 10.4%. These newly generated deposits enabled the Bank to pay off $25.0 million in Federal Home Loan Bank debt that either was called or matured in the second quarter. The blended cost of the repaid Federal Home Loan Bank advances was 4.44%.

    At the end of the third quarter, total assets amounted to $357.5 million, an increase of $5.6 million or 1.6% since year-end 2006. Total stockholders' equity stood at $26.1 million, up 8.0% from $24.1 million at December 31, 2006. Book value per share at September 30, 2007 was $6.49.

    Since the Board of Directors authorized the repurchase of up to 5% or 200,000 shares of Annapolis Bancorp's outstanding common stock in February of 2007, the Company has successfully repurchased 90,256 shares on the open market. "We believe that our stock repurchase program will prove to be accretive to earnings per share and return on average equity, and is therefore in the best interests of our shareholders," said Lerner. "We fully intend to continue the program and hope to complete the repurchase of all authorized shares."

    Annapolis Bancorp's annualized return on average equity for the third quarter of 2007 was 10.37% compared to 12.94% for the same period in the prior year. The third quarter annualized return on average assets was 0.73% compared to 0.90% for the third quarter of 2006.

    For the nine months ended September 30, 2007, Annapolis Bancorp's annualized return on average equity was 10.16% compared to 13.00% for the same period of 2006. The 2007 nine-month annualized return on average assets was 0.73% compared to 0.91% in 2006.

    When compared to the third quarter of 2006, the Company's net interest margin continued an eighteen month trend of significant contraction, declining from 3.85% to 3.51%. However, on a sequential quarter basis, net interest margin compression eased, as the key metric dropped only 3 basis points from 3.54% to 3.51%.

    In the three months just ended, average interest-earning assets rose to $338.9 million from $307.9 million in the same period last year. The yields on loans and investment securities improved, offsetting a slight decline in the yield on overnight investments. Overall, the yield on interest-earning assets increased to 6.78% from 6.68% in the third quarter of last year. As a result, total interest income rose by $607,000 or 11.7%.

    Total interest expense increased by $592,000 or 26.9% as growth in savings and money market account balances caused average interest-bearing liabilities to increase to $290.8 million from $260.7 million in the third quarter of 2006. The cost of interest-bearing liabilities jumped to 3.81% from 3.35% in the same timeframe, due in large part to a rising rate environment and the success of the Superior Savings campaign.

    Despite further contraction in the net interest margin, net interest income improved by $15,000 or 0.5% in the quarter ended
September 30, 2007 compared to the same period last year.

    To reflect growth in the loan portfolio, the Company recorded a $133,000 provision for credit losses in the third quarter compared to no provision in the same quarter of 2006. With recoveries offsetting charge-offs in the period just ended, the allowance for credit losses amounted to $2,128,000 at September 30, 2007, representing 0.89% of total gross loans outstanding, compared to $1,976,000 at December 31, 2006, which at the time also represented 0.89% of total gross loans outstanding.

    Nonperforming assets of $0.3 million were unchanged from their level at the end of the second quarter, and at September 30, 2007 represented 0.11% of total gross loans. This compares to nonperforming assets of $1.1 million (0.49% of total gross loans) at December 31, 2006.

    "We are extremely pleased to have maintained our asset quality despite the recent upheaval in the credit and residential real estate markets," said Lerner. "While the prospect of a general economic downturn may have some future impact on our credit metrics, we have never engaged in any subprime mortgage lending and have no direct exposure in that arena."

    Although mortgage brokerage activity remained sluggish in the third quarter, noninterest income improved by $35,000 or 7.8% due primarily to increased transaction-based service charges. Noninterest expense was held to an increase of just $87,000 or 3.8% in the period just ended.

    On a year-to-date basis, net interest income improved by $52,000 or 0.6%, with the net interest margin dropping to 3.59% from 4.03% in the first nine months of 2006. After a $141,000 increase in the provision for credit losses compared to the same period last year, net interest income after provision decreased by $89,000 or 1.0% in the first nine months of 2007. Year-to-date noninterest income improved by $44,000 or 3.3%, and noninterest expense increased by $443,000 or 6.6%.

    BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. In 2008, the Bank will open its eighth office in the Annapolis Towne Centre at Parole, a new 2-million square foot mixed-use development now under construction. The Bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

    Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.



               Annapolis Bancorp, Inc. and Subsidiaries
                     Consolidated Balance Sheets
            as of September 30, 2007 and December 31, 2006
                            (In thousands)

                                        (Unaudited)
                                       September 30,    December 31,
                                           2007             2006
                                      ---------------  ---------------
Assets
   Cash and due                         $      7,391     $      5,705
   Federal funds sold                         12,033           30,367
   Investments                                83,624           79,657
   Loans, net of allowance                   238,240          219,794
   Acc int rec                                 1,896            1,660
   Def inc taxes                                 864            1,201
   Premises and equip                          9,162            9,173
   Investment in BOLI                          3,889            3,775
   Other assets                                  409              529
                                      ---------------  ---------------
      Total Assets                      $    357,508     $    351,861
                                      ===============  ===============

Liabilities and Stockholders' Equity
 Deposits
   Noninterest bearing                  $     44,673     $     42,218
   Interest bearing                          258,050          231,957
                                      ---------------  ---------------
      Total deposits                         302,723          274,175
   Sec under agree to repurchase              17,756           17,734
   Other borrowed funds                        5,000           30,000
   Junior subordinated debentures              5,000            5,000
   Acc int & acc exp                             971              831
                                      ---------------  ---------------
      Total Liabilities                      331,450          327,740

Stockholders' Equity
   Common stock                                   40               41
   Paid in capital                            12,597           13,309
   Retained Earnings                          13,701           11,809
   Comprehensive income                         (280)          (1,038)
                                      ---------------  ---------------
      Total Equity                            26,058           24,121
                                      ---------------  ---------------
      Total Liabilities and Equity      $    357,508     $    351,861
                                      ===============  ===============




               Annapolis Bancorp, Inc. and Subsidiaries
                  Consolidated Statements of Income
for the Three and Nine Month Periods Ended September 30, 2007 and 2006
                             (Unaudited)
                (In thousands, except per share data)

                          For the Three Months   For the Nine Months
                           Ended September 30,   Ended September 30,
                          --------------------- ----------------------
                             2007       2006       2007       2006
                          ---------- ---------- ---------- -----------

Interest Income
   Loans                  $    4,516 $    4,144 $   13,223 $   11,822
   Investments                   974        760      2,777      2,260
   Federal funds sold            304        283        785        402
                          ---------- ---------- ---------- -----------
      Total interest
       income                  5,794      5,187     16,785     14,484

Interest expense
   Deposits                    2,444      1,721      6,646      4,429
   Securities sold under
    agreements to
    repurchase                   203        148        442        377
   Borrowed funds                 37        221        527        573
   Junior debentures             108        110        322        309
                          ---------- ---------- ---------- -----------
      Total interest
       expense                 2,792      2,200      7,937      5,688
         Net interest
          income               3,002      2,987      8,848      8,796

   Provision                     133          -        153         12
                          ---------- ---------- ---------- -----------

   Net interest income
    after provision            2,869      2,987      8,695      8,784

NonInterest Income
   Service charges               346        297        944        882
   Mortgage banking                9         28         49        124
   Other fee income              130        125        384        373
   Loss on sale of
    securities                     -          -          -        (23)
                          ---------- ---------- ---------- -----------
      Total noninterest
       income                    485        450      1,377      1,333

NonInterest Expense
   Personnel                   1,440      1,349      4,162      3,858
   Occupancy & equipment         310        305        935        857
   Data processing               201        203        585        623
   Marketing                      63        340        315        289
   Other operating               387        117      1,167      1,094
                          ---------- ---------- ---------- -----------
      Total noninterest
       expense                 2,401      2,314      7,164      6,721

Income before taxes              953      1,123      2,908      3,396
Income tax expense               291        383      1,015      1,272
                          ---------- ---------- ---------- -----------
Net income                $      662 $      740 $    1,893 $    2,124
                          ========== ========== ========== ===========


Basic EPS                 $     0.16 $     0.18 $     0.46 $     0.52
                          ========== ========== ========== ===========
Diluted EPS               $     0.16 $     0.18 $     0.45 $     0.50
                          ========== ========== ========== ===========
Book value per share      $     6.49 $     5.67 $     6.49 $     5.67
                          ========== ========== ========== ===========
Avg fully diluted shares   4,183,305  4,220,174  4,206,633  4,217,080
                          ========== ========== ========== ===========




               Annapolis Bancorp, Inc. and Subsidiaries
           Financial Ratios and Average Balance Highlights
                            (In thousands)

                        For the Three Months     For the Nine Months
                         Ended September 30,     Ended September 30,
                       ----------------------- -----------------------
                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)

Performance Ratios
 (annualized)
   Return on average
    assets                   0.73%       0.90%       0.73%       0.91%
   Return on average
    equity                  10.37%      12.94%      10.16%      13.00%
   Average equity to
    average assets           7.05%       6.92%       7.14%       6.99%
   Net interest margin       3.51%       3.85%       3.59%       4.03%
   Efficiency ratio         68.86%      67.33%      70.06%      66.43%

Other Ratios
   Allow for credit
    losses to loans          0.89%       0.92%       0.89%       0.92%
   Nonperforming to
    gross loans              0.11%       0.40%       0.11%       0.40%
   Net charge-offs to
    avg loans                0.00%       0.02%       0.00%       0.01%
   Tier 1 capital
    ratio                    12.6%       12.7%       12.6%       12.7%
   Total capital ratio       13.5%       13.6%       13.5%       13.6%

Average Balances
   Assets              $  358,878  $  327,702  $  348,955  $  312,378
   Earning assets         338,893     307,936     329,063     292,101
   Loans, gross           234,697     218,183     230,175     212,341
   Interest bearing
    liabilities           290,788     260,715     282,292     246,554
   Stockholders'
    equity                 25,306      22,693      24,902      21,839

    CONTACT: Annapolis Bancorp, Inc.
             Richard M. Lerner, 410-224-4455